UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2010

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California	90740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 493-2804

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

Notes and Security Agreement

As described in the Current Report on Form 8-K of Clean Energy Fuels Corp. (the “Company”) dated September 7, 2010, on that date the Company, acting through certain of its subsidiaries, completed its purchase of the advanced natural gas fueling compressor and related equipment manufacturing and servicing business (the “Acquired Business”) of I.M.W. Industries Ltd., a British Columbia corporation (“IMW”), pursuant to the terms of an Asset Purchase Agreement dated July 1, 2010, as amended (the “APA”).  In connection with the closing of this acquisition, Clean Energy Compression Corp., a British Columbia corporation and a subsidiary of the Company (“CECC”), issued the following promissory notes to IMW (collectively the “Notes”): (i) a promissory note with a principal amount of $12,500,000 that is due and payable on January 31, 2011, (ii) a promissory note with a principal amount of $12,500,000 that is due and payable on January 31, 2012, (iii) a promissory note with a principal amount of $12,500,000 that is due and payable on January 31, 2013, and (iv) a promissory note with a principal amount of $12,500,000 that is due and payable on January 31, 2014.  Each payment under the Notes will consist of $5.0 million in cash and $7.5 million in cash and/or shares of the Company’s common stock (the exact combination of cash and/or stock to be determined at CECC’s option).  In addition, pursuant to a Security Agreement executed at closing, the Notes are secured by a subordinate security interest in the Acquired Business.

HSBC Bank Canada

In connection with the closing of the Company’s acquisition of the Acquired Business, CECC entered into an Assumption Agreement (the “Assumption Agreement”) with HSBC Bank Canada (“HSBC”) pursuant to which CECC assumed the obligations and liabilities of IMW under the following arrangements with HSBC: (i) an operating line of credit with a limit of CAD$7,750,000 bearing interest at prime plus 1.25%; (ii) a bank guarantee line with a limit of CAD$3,000,000, (iii) a forward exchange contract line with a limit of CAD$13,750,000, (iv) a MasterCard limit with a maximum amount of CAD$150,000, (v) an operating line of credit with a limit of 4,000,000 RMB (CAD$593,000) bearing interest at the 6 month Peoples Bank of China rate plus 2.5%, (vi) a bank guarantee line with a limit of 1,000,000 RMB (CAD$148,000), (vii) a 16,750,000 BDT (CAD$239,000) operating line of credit bearing interest at 14% and (vii) a 320,000,000 COP (CAD$166,000) operating line of credit bearing interest at the Colombia benchmark rate plus 7 to 9% (collectively, the “Lines of Credit”).  The bank guarantee lines allow CECC to provide guarantees and/or standby letters of credit to overseas suppliers or bid/performance deposits on contracts.  The forward exchange contract line allows CECC to enter into foreign exchange forward contracts up to the notional limit of CAD$13,750,000 (no forward exchange contracts were outstanding at September 7, 2010).  The Lines of Credit are secured by a general security agreement providing a first priority security interest in all present and after acquired personal property of CECC, including specific charges on all serial numbered goods, inventory and other assets and assignment of risk insurance (the “Security”). The Lines of Credit are due on demand and are subject to financial covenants.

The Assumption Agreement also includes additional financial covenants relating to CECC’s ratio of debt to tangible net worth, tangible net worth and ratio of current assets to liabilities.

In connection with the Assumption Agreement, (i) 0884808 B.C. LTD., a British Columbia corporation and a subsidiary of the Company (“Canadian AcqCo”), guaranteed CECC’s obligations under the Lines of Credit, (ii) Canadian AcqCo entered into a general security agreement with HSBC pursuant to which Canadian AcqCo agreed that the Lines of Credit are secured by a first priority security interest in all of its present and after acquired personal property, and (iii) Clean Energy, a California corporation and a subsidiary of the Company (“CE”), agreed to inject not less than USD$2,000,000 of additional working capital into CECC.

In addition, CE and Canadian AcqCo agreed that should the making of any scheduled payment by CECC to IMW under the Notes result in CECC being in breach of the Assumption Agreement, the Lines of Credit or the Security, CE and Canadian AcqCo shall furnish CECC with the necessary funds to enable

CECC to make such payment to IMW and to remain in compliance with the Assumption Agreement, the Lines of Credit and the Security.  Further, CE and Canadian AcqCo agreed that should CECC make any earn-out payment under the APA, and should the making of such earn-out payment result in CECC being in breach of the Assumption Agreement, the Lines of Credit or the Security, then CE and Canadian AcqCo shall furnish CECC with the necessary funds to enable CECC to make such earn-out payment and to remain in compliance with the Assumption Agreement, the Lines of Credit and the Security.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENERGY FUELS CORP

Dated: September 13, 2010	By:	/s/ Richard R. Wheeler
	Name:	Richard R. Wheeler
	Title:	Chief Financial Officer